UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): May 23, 2006

Golden Oval Eggs, LLC

(Exact name of Registrant as Specified in its Charter)

Delaware

(State Or Other Jurisdiction Of Incorporation)

000-51096	20-0422519
(Commission File Number)	(I.R.S. Employer Identification No.)

1800 Park Avenue East
P.O. Box 615
Renville, MN	56284
(Address Of Principal Executive Offices)	(Zip Code)

(320) 329-8182

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 2 through 4 and 6 though 8 are not applicable and therefore omitted.

Item 1.01               Entry Into A Material Definitive Agreement.

Moark Purchase Agreement

On May 23, 2006, Golden Oval Eggs, LLC (the “Company”) and GOECP, LP, entered into an Asset Purchase and Sale Agreement (the “Agreement”) with MoArk, LLC, Cutler at Abbeville, L.L.C., Hi Point Industries, LLC, L&W Egg Products, Inc., Norco Ranch, Inc. and Moark Egg Corporation (collectively, “Seller”). GOECA, LP is a newly-formed California limited partnership controlled by the Company that will continue portions of the Business, as defined below. Collectively, the Company and GOECA, LP are referred to herein as the “Buyer.” MoArk, LLC is a subsidiary of Land O’Lakes, Inc. (“LOL”). Cutler at Abbeville, L.L.C., Hi Point Industries, LLC, L&W Egg Products, Inc., Norco Ranch, Inc. and Moark Egg Corporation are all wholly-owned subsidiaries of MoArk, LLC. A copy of the Agreement is attached hereto as Exhibit 10.1.

Under the Agreement, Buyer will purchase certain assets and assume certain liabilities relating to Seller’s business of manufacturing, marketing, selling and distributing liquid egg products (the “Business”). In connection with the Agreement, Buyer will also acquire licenses to use certain trademarks of LOL, Norco Ranch, Inc. and McAnally Enterprises, LLC in connection with Buyer’s continuation of the Business, which licenses will be executed and delivered at the closing of the transactions contemplated by the Agreement. Further, Buyer will lease from Seller certain real property used in the Business. In connection with the closing of the transactions contemplated by the Agreement, MoArk, LLC and Buyer will enter into an egg supply agreement pursuant to which MoArk, LLC will supply eggs to Buyer. The parties will also enter into various transition and services agreements relating to the Business.

Under the Agreement, the purchase price for the assets is $55,000,000, less an earnest money deposit of $1,500,000 paid by Buyer to Seller concurrently with the execution of the Agreement. The Agreement also calls for Seller to contribute assets relating to the Business valued at $5,000,000 to the Company in exchange for 697,350 newly created Class B Units of the Company, which Class B Units will be designated and issued pursuant to, and shall be entitled to such preferences, rights and benefits as are set forth in a certificate of designation to be adopted and incorporated as part of the Limited Liability Company Agreement of the Company on or before the closing of the transactions contemplated by the Agreement. The Class B Units are convertible on a one-to-one basis into the Company’s Class A Units and in all other respects are equal to the Company’s Class A Units, with certain exceptions. Of the total purchase price of $55,000,000, $38,000,000 will be paid in cash (of which $1,500,000 was already paid as the earnest-money deposit) and an additional $17,000,000 will be paid in the form of a three-year subordinated promissory note bearing interest at a rate of 12% per year. The promissory note requires payments against principal of $200,000 on the last day of each calendar quarter beginning the second anniversary of the date of the note, monthly payments of accrued but unpaid interest beginning the second anniversary of the date of the note and a payment on the maturity date of any remaining amounts outstanding. Indebtedness under promissory note is subordinate to the indebtedness of the Company to Cobank, ACB, as agent for lenders under that certain Credit Agreement dated as of September 13, 2004, which will be amended and restated in connection with the closing of the transactions contemplated by the Agreement. Indebtedness under the promissory note will be secured by a security interest in all of the Company’s assets subject, however, to the terms of an intercreditor and subordination agreement among the Company, CoBank and Seller. At the closing of the transaction contemplated in the Agreement, the Company will also issue a warrant to LOL for the purchase of Class B Units of the Company. In the event that the promissory note is not paid in full on or before its maturity date, LOL has the right to exercise the warrant for the purchase of such number of Class B Units of the Company as shall equal 10% of all of the issued and outstanding Units of the Company at an exercise price of $0.01 per Class B Unit.

Under the Agreement, Seller may receive an additional earn-out purchase price payment based upon the Company’s earnings before interest, taxes, depreciation or amortization (“EBITDA”) over a two-year period following the closing date. For every dollar of average annual EBITDA of the Company over the two-year period in excess of an annual average of $25,000,000, Buyer must pay to Seller $3.10 in cash as additional purchase price. For purposes of calculating the earn-out payment, the Company’s EBITDA excludes certain non-recurring items of expense and certain items of income, as well as future EBITDA associated with the roll-out of the Land O’Lakes brand of liquid egg product by Buyer under the license agreement with LOL. The earn-out payment is subject to a cap of $8,000,000. If Buyer deviates materially from its strategic business plan with respect to the acquired business by engaging in business other than those directly associated with egg production, egg processing, and/or liquid egg product marketing prior to the earn-out payment date without LOL’s prior written consent, the maximum earn-out payment of $8,000,000 will become immediately payable by Buyer to Seller.

In the Agreement, each of Buyer and Seller made representations and warranties to the other customary for transactions of this type. Seller agreed to indemnify Buyer for any breach of such representations and warranties and for any liabilities not assumed by Buyer and, in this regard, LOL has entered into an agreement to guarantee the payment of Seller’s obligations of indemnification. The closing of the transactions contemplated by the Agreement is subject to conditions customary for transactions of this type, including the satisfaction of certain filings and approvals, including those under the Hart Scott Rodino Antitrust Improvements Act of 1976 as amended, and assignment of leases and contracts relating to the Business. The parties expect the transactions contemplated by the Agreement to close on or before July 1, 2006. The Agreement may be terminated at any time prior to the closing by mutual agreement of the parties; if the closing has not occurred on or before July 31, 2006; upon receipt of certain government orders; for an uncured default or breach in any material representation, warranty, covenant or agreement contained in the Agreement; or by Buyer, for an event that causes a material adverse effect on the Business or the purchased assets. If the transactions contemplated by the Agreement do not close due solely to a breach of the Agreement by Buyer and Seller has met certain conditions precedent, Seller may retain the $1,500,000 earnest money deposit. However, if the transactions contemplated by the Agreement terminate and a closing does not occur other than because of a breach by Buyer, then Seller must pay the $1,500,000 earnest money deposit to Buyer within one business day of the termination.

The above summary of the Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the Agreement, which is included as Exhibit 10.1 to this filing and is incorporated by reference into this Item 1.01.

On May 23, 2006, the Company and LOL issued a joint press release attached hereto as Exhibit 99.1 regarding the execution of the Agreement.

Harrington Employment Agreement

On May 23, 2006, the Company entered into an employment, non-competition and severance agreement with Robert Harrington (the “Employment Agreement”) in connection with his appointment as the Company’s Chief Operating Officer as described in Item 5.02 below. A copy of the Employment Agreement is attached hereto as Exhibit 10.2.

The term of the Employment Agreement is from May 23, 2006 through August 31, 2009 and the Employment Agreement will automatically renew for successive one-year periods unless either party provides not less than 60 days contrary notice to the other. During the term of the Agreement, Mr. Harrington will serve as the Company’s Chief Operating Officer for an annual base salary of $240,000.

Mr. Harrington will be entitled to group health, life, long-term disability and other insurance programs at the expense of the Company. Mr. Harrington will also be entitled to participate in the Company’s 401(k) program or any other group benefit s provided to other employees of the Company.

Moreover, under the Employment Agreement, each executive is eligible for bonuses based upon certain performance measures. All bonuses will be paid 50% in cash and 50% in the Company’s Class A units. The number of units that will be issued will be based upon the higher of book or market value of the units at the time the bonus is awarded. The cash portion of any bonus will be paid no later than 30 days after the audited financial statements are approved by the Company’s Board of Directors unless deferred by the executive to the next tax year.

The units portion of any bonus (the “Bonus Units”) will be issued as of the beginning of the fiscal year. For a period of one year from the effective date of issuance, the Bonus Units are nontransferable and subject to forfeiture to the Company upon termination of the Mr. Harrington’s employment for cause or termination of the executive’s employment at the executive’s election upon written notice (each, a “Forfeiture Event”). After one year and until two years after the effective date of issuance, two-thirds of the Bonus Units are nontransferable and subject to forfeiture upon the occurrence of a Forfeiture Event. After two year and until three years after the effective date of issuance, one-third of the Bonus Units are nontransferable and subject to forfeiture upon the occurrence of a Forfeiture Event. The restrictions on transferability and forfeiture provisions terminate at the end of three years after the effective date of issuance to Mr. Harrington, upon the occurrence of a change in control of the Company resulting in a different group of owners obtaining governance rights to elect a majority of the Board of Directors, or upon retirement of at age 59 1/2 years of age or older.

The Employment Agreement terminates upon the first to occur of the last day of the employment term if either party has given notice to the other of non-renewal, a date specified by either party in a written notice to the other, the death or permanent disability of the Mr. Harrington, “for cause” as defined in the Employment Agreement or by mutual agreement of Mr. Harrington and the Company.

If the employment term is terminated other than by the Mr. Harrington’s death or disability, the Company is obligated to pay Mr. Harrington an amount equal to his base salary, in normal salary payment intervals, for a period of twelve months or for as long as the provisions regarding noncompetition are in effect and Mr. Harrington complies with the covenants set forth in the Agreement. The Company will also provide Mr. Harrington with group benefits during this severance period.

The Employment Agreement also contain provisions prohibiting Mr. Harrington from competing with the Company for a period of 12 months after the termination of the employment term, provisions relating to the disclosure, use and return of the Company’ s confidential information and provisions requiring Mr. Harrington to assign to the Company intellectual property developed by them. Upon breach of any of these provisions, the Company may terminate any payments it is otherwise obligated to make under the Employment Agreement, among other remedies.

The above summary of the Employment Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the Employment Agreement, which is included as Exhibit 10.2 to this filing and is incorporated by reference into this Item 1.01.

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 23, 2006, the Board of Directors appointed Robert Harrington, age 46, as the Company’s Chief Operating Officer and Executive Vice President of Marketing. In connection with his appointment, the Company entered into an employment, non-competition and severance agreement with Mr. Harrington, described above in Item 1.01 of this Form 8-K. The Company will also pay Mr. Harrington a signing bonus of $50,000. From April 2006 to May 2006, Mr. Harrington was a consultant to the Company focusing on the creation of the business and acquisition/integration plan. From April 2003 to March 2006, Mr. Harrington served as Senior Vice President of Sales & Marketing for Novartis Nutrition Corporation in Minneapolis, Minnesota. From October 2000 to March 2003, Mr. Harrington was Senior Vice President of Sales of Novartis Nutrition Corporation in Minneapolis. Novartis Nutrition Corporation, a subsidiary of Novartis AG, Basel, is a global pharmaceutical and consumer healthcare products company. Mr. Harrington earned a B.S. in Business Administration from Minnesota State University Mankato.

Item 9.01                                             Financial Statements and Exhibits.

Exhibit	Description

10.1

Asset Purchase and Sale Agreement dated as of May 23, 2006 between Moark, LLC, Cutler at Abbeville, L.L.C., Hi Point Industries, LLC, L&W Egg Products, Inc., Norco Ranch, Inc. and Moark Egg Corporation, collectively as Seller and Golden Oval Eggs, LLC and GOECP, LP as Buyer.

10.2	Employment, Non-Competition, and Severance Agreement dated May 23, 2006 by and between Golden Oval Eggs, LLC and Robert A. Harrington.
99.1	Press Release of May 23, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GOLDEN OVAL EGGS, LLC

	By:	/s/ Dana Persson
Dana Persson
President and Chief Executive Officer

Date: May 30, 2006